CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Scudder International Fund, Inc.:

         We consent to the incorporation by reference in Post-Effective Amendment No. 47 to the Registration Statement of Scudder International Fund, Inc. on Form N-1A, of our reports dated , December 8, 1995, December 7, 1995 and December 11, 1995, on our audits of the financial statements and financial highlights of Scudder Pacific Opportunities Fund, Scudder Latin America Fund, and Scudder Greater Europe Growth Fund, respectively, which reports are included in the respective Annual Reports to Shareholders for the year ended October 31, 1995 which are incorporated by reference in the Registration Statement.

         We also consent to the reference to our Firm under the caption, "Experts."




                                                /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                           COOPERS & LYBRAND L.L.P.
February 22, 1996